Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 30, 2014 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Altria Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013 (“Form 10-K”). We also consent to the incorporation by reference of our report dated January 30, 2014 relating to the financial statement schedule, which appears in such Form 10-K. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Richmond, VA
October 30, 2014